EXHIBIT 10.12

SVTC - PDF SOLUTIONS LEASE

THIS LEASE ("Lease") is entered into between SVTC Technologies, LLC, a Delaware limited liability company, with principal offices at 3901 North First Street, San Jose, CA 95134, USA, ("Landlord" or “SVTC”), and PDF Solutions, Inc., a Delaware corporation, with principal offices at 333 W. San Carlos St., Ste. 700, San Jose, CA 95110, USA, ("Tenant"), with an effective date of September 1, 2009 (the “Effective Date”).  Landlord and Tenant may individually be referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS SVTC is a company providing semiconductor process technology development and commercialization services to global customers, and Tenant is the leading provider of process-design integration technologies to enhance semiconductor manufacturability to the same customer base;

WHEREAS the Parties desire to collaborate to provide mutual customers a more comprehensive solution, including by promoting each other’s services to their respective clients and working together to seek new mutual customers that can benefit from the analytical and process development strengths of both companies; and

WHEREAS the collaborative effort and, thus, both Parties can benefit from co-locating Tenant’s test lab within SVTC’s facilities in San Jose.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Premises.

1.1            Landlord owns the premises commonly known as 3901 North First Street, San Jose, California (the "Building").  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, certain premises located in the Building consisting of the following:  (a) approximately one thousand four hundred twenty (1,420) square feet of rentable area labeled as “Premises A” (“Premises A”) on Exhibit A attached hereto and made a part hereof (the “Site Plan”), (b) approximately three hundred forty-four (344) square feet of rentable area labeled as “Premises B-1” on the Site Plan (“Premises B-1”), and (c) approximately four hundred thirty-two (432) square feet of rentable area labeled as “Premises B-2” on the Site Plan (“Premises B-2”).  Premises A, Premises B-1 and Premises B-2, or portion thereof, as applicable, shall be referred to herein as the “Premises”.  Premises A shall be subject to adjustment pursuant to Section 1.2 below.  In connection with its use of the Premises, Tenant shall also have the non-exclusive right to use, subject to Landlord's reasonable rules and regulations as provided, published or otherwise made available to Tenant by Landlord from time to time during the Term (which rules and regulations shall be subject to Section 7.3 below), the hallways, restrooms and other public areas of the Building (the "Shared Areas").  For the purposes of exercising the foregoing rights and Tenant’s obligations under this Lease, the word “Tenant” shall include all employees, contractors, and agents of Tenant and any others brought onto SVTC premises by or at the behest of Tenant, who are therefore subject to provisions of this Lease in the same manner as Tenant’s employees.  Tenant shall have the right to use no less than six (6) unassigned parking spaces in the Building’s parking lot during the Term.

1.2            Tenant’s Right to Expand Premises.  So long as Landlord has not leased all of the First Refusal Space (defined in Section 9.1 below) to Tenant or a third-party pursuant to Section 9 below, Tenant shall have the right from time to time to elect to expand Premises A, B-1, or B-2 (at Tenant’s option) to include all or any portion of the First Refusal Space (the “Expansion Space”) with thirty (30) days written notice to Landlord.  If Tenant exercises its option to expand pursuant to this Section1.2, such Expansion Space shall be deemed a part of Premises A, B-1, or B-2, as applicable, for purposes of this Lease (including, without limitation, the renewal options set forth in Section 2.3.1 below), Tenant shall pay Base Rent in connection with such Expansion Space as set forth in Section 3.1 below, and Landlord shall have no right to lease such Expansion Space to a third party pursuant to Section 9 below.

2.	Term.

2.1            Commencement Date.  The Term (defined below) and Tenant’s obligation to pay Rent shall commence on the date that is the day Tenant takes actual possession, which date will be no more than ten (10) business days after the date on which the Tenant Improvement Work (as defined in the Work Letter) has been Substantially Completed (as defined below) (the “Commencement Date.  Landlord shall cause the Tenant Improvement Work to be completed pursuant to the work letter attached hereto as Exhibit C (the “Work Letter”), and shall use best efforts to cause the completion of the Final Plans and the Tenant Improvement Work to be done in a timely manner, as contemplated in the Work Letter, including, without limitation, Substantial Completion of the Tenant Improvement Work within eight weeks of the completion of the Final Plans (as defined in the Work Letter).  “Substantially Complete” or “Substantial Completion” or “Substantially Completed” mean the date that the Parties agree in writing that the Tenant Improvement Work is all but complete, except that final permits may not have been signed by the city, whereby Tenant may take possession and use the Premises as contemplated herein. If, at any time after the Parties agree that the Tenant Improvement Work is Substantially Complete and the date that the final permits are signed by the city, Tenant’s use of the Premises is encumbered in any manner that prevents Tenant from the normal operation of its business within the Premises as contemplated herein as a result of any work performed by Landlord, its agents, employees or contractors, Tenant shall be entitled to an equitable abatement of Rent during such period until such time when the Premises are suitable for Tenant's unimpeded use.  During the first twelve (12) months of the Term of this Lease, Landlord shall, at Landlord's sole cost and expense, repair any defects in the construction of the Tenant Improvement Work.

2.2            Term.  The initial term of this Lease with respect to the Premises ("Premises Initial Term") shall commence on the Commencement Date and end on the date immediately preceding the date that is five (5) years after the Commencement Date (the “Premises Expiration Date”), unless this Lease is sooner terminated pursuant to its terms.  The word “Term” means the Premises Initial Term as applicable, plus any extensions or renewals provided for herein or otherwise mutually agreed upon by the Parties.

2.3            Renewal Options.

2.3.1           Premises.  Tenant shall have the option to extend the Term with respect to the Premises for renewal terms of one (1) year each (the "Premises Renewal Term"), following the expiration of the Premises Initial Term, by giving written notice of Tenant’s exercise of such option no later than six (6) months prior to the end of the Premises Initial Term or no later than three (3) months prior to the end of the then-current Premises Renewal Term.  The Base Rent for the Premises Renewal Term shall be equal to the Base Rent of such Premises during the Premises Initial Term, plus $0.05/square foot, per each renewal period (provided, however, that in the event of an unexpected and substantial increase in the rate of utilities charged by the utility companies furnishing such utilities, Landlord shall have a right to request from Tenant a reasonable increase in the Base Rent solely for purposes of capturing the unexpected and substantial increase in the rate of such utilities, and Tenant agrees to cooperate in good faith with Landlord to determine the appropriate amount of the increase).

3.           Rent. Tenant shall pay Landlord base rent for the Premises, inclusive of services as set forth herein ("Base Rent"), for each month during the Term.

3.1         The monthly Base Rent shall be as follows:

Premises A	$2.125/square foot
Premises B-1	$1.625/square foot
Premises B-2	$1.875/square foot

Base Rent shall include, with respect to the Premises, access to all Shared Areas, security monitoring twenty-four hours a day / seven days a week, Premises access twenty-four hours a day / seven days a week, daily disposal and janitorial maintenance service, and provision and maintenance of HVAC/electrical systems, utilities, sprinkler, air conditioning, heating, electric and plumbing utilities for the intended use of the Premises and to supply all lab equipment, including without limitation, the services/materials, and in the amounts and on the availability, set forth on Exhibit B attached hereto and made a part hereof (collectively, the “Base Utilities”).  Not included in Base Rent is the Tenant Improvement Work and any utility requirements in excess of the estimates in Exhibit B regarding the Base Utilities.

3.2            Base Rent shall be paid on the first day of each calendar month during the Term. The Base Rent for partial calendar months shall be prorated based on the number of days in such month. Landlord acknowledges and agrees that this Lease is intended to be a gross lease and, except as expressly provided in this Lease, Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of any premiums, claims, losses, fees, charges, costs and expenses for taxes, insurance premiums, operating expenses, common area charges, utilities or any other expenses for the operation, management, maintenance and repair of the Premises or the Building. All amounts required to be paid by Tenant for the Premises under this Lease, other than Base Rent, shall be deemed "Additional Rent" (which, collectively with Base Rent, shall be deemed "Rent").  Except as otherwise provided herein, Rent shall be due and payable without any deduction or offset and without prior notice or demand, at the address indicated by Landlord from time to time in writing.

3.3            Notwithstanding anything to the contrary set forth in this Lease, if the Commencement Date fails to occur on or before November 13, 2009 (the “Target Completion Date”), for one or more reasons that are primarily within the control of Landlord, then Rent on and after the Commencement Date shall be abated as follows: for every week (or part thereof) of delay, Rent will be reduced by Five Thousand Eight Hundred and Twenty Dollars ($5,820).

4.           Storage Space.

4.1            During the Storage Space Rental Term and for the Storage Space Fee (as such terms are defined herein), Landlord hereby agrees to provide to Tenant, and Tenant hereby accepts from Landlord no less than seven hundred (700) square feet of Storage Space.  “Storage Space” means space on premises owned or leased by Landlord, comparable in size and condition to the First Refusal Space (as defined below) or otherwise acceptable to Tenant in its sole and absolute discretion, reasonably accessible by Tenant, its agents, employees, contractors and representatives, accessible by fork-lift for freight-loading and unloading, and located within five hundred (500) yards of the Building. Subject to the foregoing, the exact location of the Storage Space is at Landlord’s sole discretion and may be in an area in which property of others is located and not walled off from Tenant stored property.  Tenant shall have the right to use the Storage Space for warehouse and storage use.  Access to the Storage Space shall require accompaniment by someone from SVTC facilities or security staff but access shall be available at all times. Storage Space may not be used to perform work of any kind other than the loading, unloading, storage or inventorying of stored property.  Notwithstanding anything to the contrary set forth herein, if Landlord is unable to provide Storage Space to Tenant for any reason during the Storage Space Rental Term, Landlord shall use reasonable efforts to provide Tenant with no less than thirty (30) days written notice of such unavailability, this Lease shall terminate solely with respect to the Storage Space as of the date immediately preceding the date that such Storage Space is unavailable, Tenant shall have no further obligation to pay the Storage Space Fee (defined below), and Tenant shall have the right to deduct the Storage Space Fee from the Rent for the remainder of the Term.  If this Lease is terminated with respect to the Storage Space pursuant to the immediately preceding sentence, Landlord shall from time to time immediately notify Tenant in writing of the availability of any Storage Space in any building owned or leased by Landlord of which it becomes aware, and Tenant shall have the right in its sole and absolute discretion to elect to lease such space from Landlord for the Storage Space Fee (or the prorata portion thereof).

4.2            The initial term during which Landlord shall provide Storage Space shall commence promptly after the Effective Date and end on the date immediately preceding the date that is one (1) year after the Commencement Date unless this Lease is sooner terminated pursuant to its terms (“Initial Storage Space Rental Term”). Tenant shall have the option to extend the Initial Storage Space Rental Term with respect to the Storage Space for renewal terms of one (1) year each (each, a "Storage Space Renewal Term", and together with the Initial Storage Space Rental Term, the “Storage Space Rental Term”), following the expiration of the Initial Storage Space Rental Term, by giving written notice of Tenant’s exercise of such option no later than sixty (60) days prior to the end of the Initial Storage Space Rental Term or Storage Space Renewal Term, as applicable.  Notwithstanding anything to the contrary set forth herein, the Storage Space Rental Term shall automatically terminate upon the expiration or earlier termination of the Term.  Tenant shall pay a  fee of three hundred sixty four dollars ($364) per month for use of the Storage Space, which is equal to $0.52/square foot assuming 700 square feet (subject to increases as set forth hereinafter, “Storage Space Fee”). If, at the written request of Tenant and the acceptance of Landlord, the amount of Storage Space exceeds 700 square feet, then the fee applicable to any time of such increase space shall be increased at the same rate of $0.52/square foot.   The Storage Space Fee for each Storage Space Renewal Term shall be equal to one hundred three percent (103%) of the Storage Space Fee for the year immediately preceding the applicable Storage Space Renewal Term. The Storage Space Fee shall include, with respect to the Storage Space, security monitoring twenty-four hours a day / seven days a week, access (including, without limitation, freight loading/unloading access) twenty-four hours a day / seven days a week, provision and maintenance of electrical systems, utilities, sprinkler,  and electric utilities as applicable for the intended use of the Storage Space.

4.3            Notwithstanding anything to the contrary set forth in this Lease, in the event that the Storage Space is located in a building that is not owned by the Landlord, Landlord hereby indemnifies, defends, and holds harmless Tenant and Tenant’s agents, employees, officers, directors, and shareholders from any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements) incurred in connection with or arising from Tenant’s use, occupancy or possession of such Storage Space without the consent of the owner of the Building.  Landlord’s obligations under this Section 4.3 shall survive the expiration or earlier termination of this Lease.

4.4            The Storage Space Fee shall be paid on the first day of each calendar month during the Storage Space Rental Term. The Storage Space Fee for partial calendar months shall be prorated based on the number of days in such month. Except as expressly provided in this Lease, Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of any premiums, claims, losses, fees, charges, costs and expenses for taxes, insurance premiums, operating expenses, common area charges, utilities or any other expenses for the operation, management, maintenance and repair of the Storage Space or any building in which such Storage Space is located.  Except as otherwise provided herein, the Storage Space Fee shall be due and payable without any deduction or offset and without prior notice or demand, at the address indicated by Landlord from time to time in writing.

5.           Security Deposit. Tenant shall, concurrently with the execution hereof, pay to Landlord a sum equal to two (2) months of Base Rent for the Premises Initial Term as security for the performance of the terms hereof by Tenant (the "Security Deposit").  In no instance shall the Security Deposit be considered a measure of liquidated damages.  If Tenant defaults with respect to any provision of this Lease, including but not limited to, the provisions relating to the payment of Rent and the Storage Space Fee or the surrender of the Premises and the Storage Space in accordance with the terms hereof upon the termination of the Lease, Landlord may, after the expiration of any applicable notice and cure period and after delivery of written notice to Tenant, but shall not be required to, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or Storage Space Fee or any other sum in default, or for the payment of any other reasonable amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default including, without limitation, reasonable costs and attorneys' fees incurred by Landlord and payable by Tenant pursuant hereto. If any portion of the Security Deposit is so used or applied, Tenant shall, upon written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so within thirty (30) days after receipt of written notice from Landlord shall constitute a default hereunder by Tenant.  If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant (or to its transferee, as applicable) within thirty (30) days following the expiration of the Term and after Tenant has vacated and delivered possession of the Premises to Landlord in accordance with the provisions of this Lease.  In the event of bankruptcy or other debtor-creditor proceeding against Tenant, such Security Deposit shall be deemed to have been applied first to the payment of Rent, the Storage Space Fee and other charges due Landlord for all periods prior to filing of such proceedings.  If Landlord sells or otherwise transfers Landlord’s right or interest under this Lease, Landlord shall deliver the security deposit to the transferee.

6.           [Intentionally Omitted].

7.           Use; Compliance with Laws; Rules.

7.1            Tenant may use the Premises only for the purpose of research and development, office, laboratory (including, without limitation, testing of silicon wafers and assembly, Q/A, and repairs of test systems), warehouse and storage use.  Tenant acknowledges that unless mutually agreed by the Parties, Tenant shall have no right to make any changes to the Building or other premises owned or leased by SVTC except within the Premises.

7.2            Tenant shall promptly observe and comply with all laws with respect to Tenant's use of the Premises; provided, however, that Tenant shall not be required to comply with any laws requiring the construction of alterations in the Premises, unless due to alterations made by Tenant to the Premises after the Commencement Date. Tenant shall not do or permit anything to be done in, about or with respect to the Premises which would (a) injure the Premises or (b) unreasonably vibrate, shake, or overload the efficient operation of the Premises or the building systems located therein.

7.3            Tenant shall comply with all rules and regulations for the Building promulgated by Landlord, including but not limited to environmental, health, security, and safety policies and procedures, as long as:  (i) the rules and regulations do not require Tenant to pay additional rent or incur additional fees; (ii) no rules and regulations or amendments or additions thereto are binding on Tenant until the tenth (10th) business day (or such shorter period as a particular safety rule or regulation may require) after provided, posted, or otherwise made available to Tenant, and no rules and regulations or amendments or additions thereto apply retroactively; (iii) the rules and regulations or amendments or additions thereto do not materially decrease Tenant's rights or materially increase Tenant's obligations under the terms and conditions of this Lease, and (iv) the rules and regulations are applied equitably to all tenants of the Building.  Since the Building is shared by others, if any employee of Tenant, or anyone else who is in the Building at the invitation of Tenant, fails to materially comply with the safety, security, confidentiality, or other applicable conditions in this Lease, its attachments, or in other mutually agreed documents or publically available SVTC rules and regulations (as described herein above), then, after reasonable notice delivered to Tenant , SVTC may order such individuals off the Premises and their continued presence may be considered that of a trespasser.

8.           Insurance.  Landlord shall obtain and keep in full force and effect, at Landlord's sole cost, a policy of "all risk" property insurance in an amount equal to the full replacement cost of the Building and any other building owned by Landlord in which the Storage Space is located.  Tenant shall obtain and keep in full force and effect, at Tenant's sole cost, a commercial general liability policy of insurance protecting Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Tenant's use or occupancy of the Premises and all areas appurtenant thereto.  Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence.  The policy shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease, and shall name Landlord and any lender to Landlord designated by Landlord, as an additional insured.  In addition, Tenant shall obtain and keep in full force and effect, at Tenant's sole cost, a policy of "all risk" property insurance insuring Tenant's personal property including specifically all of its equipment located in the Premises or Building. Tenant shall deliver certificates evidencing such insurance to Landlord upon request.

9.           Right of First Refusal.

9.1            Tenant shall have the right of first refusal to lease approximately seven hundred forty-eight (748) square feet of rentable area labeled as “Premises C” on the Site Plan (the “First Refusal Space"). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 9.

9.2            Upon receipt of a bona fide offer from a third party (“Third Party Offer"), Landlord shall give Tenant written notice (the “First Refusal Notice") that the First Refusal Space shall or has become available for lease by Tenant pursuant to the terms of Tenant’s right of first refusal. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the then available First Refusal Space at a rental rate equal to (the “First Refusal Space Rent”) the lesser of (a) the net effective rent (which shall take into account, without limitation, any rent concessions, reimbursements, tenant improvement allowances, or other similar concessions) set forth in the First Refusal Notice, and (b) One and 625/1000 Dollars ($1.625) per square foot if Tenant elects to use the First Refusal Space for office use, One and 875/1000 Dollars ($1.875) per square foot if Tenant elects to use the First Refusal Space for workshop use, or Two and 125/1000 Dollars ($2.125) per square foot if Tenant elects to use the First Refusal Space for laboratory use.

9.3            If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days after receipt of the First Refusal Notice by Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the First Refusal Space at the First Refusal Space Rent.  If Tenant does not exercise its right of first refusal within such twenty (20) business day period, then Landlord shall be free to lease the space described in the First Refusal Notice on the terms set forth in the First Refusal Notice, whereupon Tenant’s right of first refusal shall terminate with respect to such First Refusal Space.

9.4            If Tenant timely exercises Tenant’s right to lease the First Refusal Space, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to this Lease to increase the Premises to include the First Refusal Space at the First Refusal Space Rent, and Tenant shall have the same renewal rights for the First Refusal Space as set forth in Section 2.3.1.

10.           Waiver of Claims.  Landlord shall not be liable to Tenant, or its employees, agents, contractors, invitees, or visitors for any damages to personal property or injuries to persons in or about the Premises or the Building, from any cause whatsoever arising at any time, including without limitation all injuries that would be covered by Tenant's workers compensation insurance, except to the extent caused by the gross negligence or willful misconduct of Landlord.  Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, for itself and on behalf of its insurers and all employees, agents, contractors, invitees or visitors of Tenant, waives all claims against Landlord, and its officers, directors, employees, agents and contractors for all such damage to personal property or injuries to persons.

11.           Indemnity. Each Party shall defend, indemnify, protect and hold harmless the other from and against any and all liability, loss, claim (including bodily injury), damages and costs (including reasonable attorneys' fees) to the extent due to the negligence or willful misconduct of the indemnifying Party or its agents, employees or contractors, the indemnifying Party's violation of the terms of this Lease or the rules and regulations of the Building, or claims from third parties where liability lies with the indemnifying Party. This indemnification shall survive the termination of this Lease.

12.           Hazardous Materials.  No hazardous or toxic materials may be brought onto SVTC premises without SVTC’s prior written consent; provided, however, that notwithstanding the foregoing, Tenant is permitted to use and store the following materials on the Premises during the Term:  silicon wafers, tin-lead solder, probe station coolant (as of signing of the Lease, Flourinert FC-77 brand) and antifreeze, and electronics grade isopropyl alcohol (IPA). Notwithstanding anything to the contrary herein, normal quantities and use of those Hazardous Materials customarily used in a general office use, may be used and stored at the Premises and the Storage Space without Landlord’s prior written consent.  All materials to be used in the SVTC cleanroom, whether or not toxic or otherwise hazardous, must be pre-approved by Landlord.  Tenant at its sole cost, shall comply with all laws relating to its use of Hazardous Materials.  If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Building by Tenant or its agents, employees or contractors result in contamination of the Building or the water or soil, then Tenant shall promptly take any and all action necessary to clean up such contamination to the extent required by applicable law. Tenant shall indemnify, defend, protect and hold Landlord and its officers, directors, employees, successors and assigns harmless from and against, all reasonable losses, damages, claims, costs and liabilities, including reasonable attorneys' fees and costs (collectively, “Claims”), to the extent arising out of Tenant's use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Building during the Term by Tenant in violation of applicable law. "Hazardous Materials" shall mean any material or substance that is now or hereafter designated by any applicable governmental authority to be, or regulated by any applicable governmental authority as, radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to remediate, clean up, abate, or to comply with any law regarding, or to reimburse, release, indemnify, or defend Landlord with respect to any Hazardous Materials which Tenant did not store, dispose of, or transport, use, or cause to be on the Premises.  If any Hazardous Materials are present in the Premises or the Storage Space and such presence was not caused by Tenant, Landlord shall protect, indemnify, defend, and hold Tenant harmless from and against any and all Claims arising therefrom. Landlord supports the reclamation and recycling of discarded wafers and scrap silicon and agrees that, to the extent any wafers or scrap silicon is discarded by Tenant in Landlord's silicon disposal designated area/location, such wafers and silicon will be destroyed and disposed or reclaimed/recycled by Landlord (at no additional charge to Tenant).  For the avoidance of doubt, Landlord shall not, and shall not permit any third party to, access, read, or reverse engineer any information included on any portion of such wafers or silicon discarded by Tenant, and shall use commercially reasonable efforts to prevent the same.

13.           Repairs.  Upon the Commencement Date, Landlord shall deliver the Premises and Storage Space in good order, condition and repair.  Landlord represents and warrants to Tenant that, as of the date of this Lease, the Premises and all operating systems serving the Premises and Storage Space are in compliance with all legal requirements (including, without limitation, the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq.).  Tenant shall maintain the Premises and Storage Space in a neat and tidy condition.  Except for Tenant's obligations to keep the Premises and Storage Space neat and tidy, Landlord shall maintain the Premises, the Storage Space and the Building in good, working order.

14.           Alterations. No alterations or improvements shall be made to the Premises or Storage Space after the Commencement Date without the prior written consent of Landlord; provided, that Tenant shall have the right to make non-structural changes to the Premises or Storage Space at Tenant's sole cost and expense with the prior consent of Landlord.  Landlord shall have the right to approve all construction contractors prior to Tenant committing contractually for alterations to be performed; provided, however, that Landlord shall not unreasonably withhold such consent.  All work performed in connection with alterations shall comply with all laws and applicable requirements of insurance carriers and shall be performed in a good and workmanlike manner by a licensed contractor reasonably approved by Landlord.  Tenant shall keep the Building free of any liens arising out of work performed by or for Tenant.  Landlord shall have the right to require Tenant to remove any alterations if and only if Landlord notifies Tenant of such requirement at the time it consents to such alteration.  Notwithstanding the foregoing, Tenant shall not be required to remove any of the Tenant Improvement Work upon the expiration or earlier termination of this Lease.

15.          Landlord's Work / Condition of Premises. Landlord agrees to deliver the Premises to Tenant on the Commencement Date in the following condition:

15.1            Premises A shall be delivered to Tenant in vacant, carpet-free, build-out ready condition with all external walls and outlets (including, without limitation, for dry air, vacuum and nitrogen) constructed and installed pursuant to the specifications set forth on the Site Plan.

15.2            Premises B-1 and Premises B-2 shall be delivered to Tenant in clean condition, with the cubicles and furniture agreed by the Parties and set forth on the Site Plan.

16.           Services. Landlord shall provide such services and utilities included in Base Rent and the Storage Space Fee as described in Sections 3.1 and 4.2 above.  If Tenant requires water, gas or electric current in excess of the Base Utilities and the utilities described in Section 4.2 above, Tenant agrees to pay to Landlord for all such excess water, gas and electric current consumed by Tenant at the rates charged for such services by the provider of such utility to Landlord as Additional Rent.  Landlord shall also maintain in good, sanitary order, condition and repair and keep lighted the common stairs, common entries and toilet rooms in the Building.  Landlord shall not, however, be liable for the interruption of any such services or utilities for causes beyond Landlord's reasonable control.  Notwithstanding anything to the contrary contained in this Lease, if the Premises and/or Storage Space should become unsuitable for Tenant's use as a consequence of the cessation of utilities or other services and the interference with Tenant's intended use of the Premises and/or Storage Space continues for a period of five (5) consecutive days or more, Tenant shall be entitled to an equitable abatement of Rent (and Storage Space Fee, if applicable) from the date of the first occurrence through the time in which the Premises and/or Storage Space are suitable for Tenant's intended use, and in the event such cessation continues for a period of thirty (30) consecutive days, Tenant shall have the right to terminate this Lease.

17.           Damage. If the Premises are damaged by any casualty or peril, Landlord shall restore the Premises to substantially the same condition as existed immediately prior to such damage, unless this Lease is terminated by Landlord or Tenant as set forth below. Landlord and Tenant shall each have the right to terminate this Lease upon the occurrence of damage by any casualty or peril that cannot be repaired or reasonably restored within ninety (90) days after the occurrence of such damage.  If the Storage Space is damaged by any casualty or peril, Landlord shall provide Tenant with alternative Storage Space within fifteen (15) days after the occurrence of such damage, and if alternative Storage Space is unavailable, Landlord shall notify Tenant in writing within such fifteen (15) day period and Tenant shall have the right to terminate this Lease with respect to the Storage Space and deduct the Storage Space Fee from Rent pursuant to Section 4.1 above.  If the Premises and/or Storage Space are damaged due to any peril, Tenant shall be entitled to an abatement of all Rent (and Storage Space Fee, if applicable) to the extent of the interference with Tenant's use of the Premises and/or Storage Space occasioned thereby.   If the Lease is not terminated pursuant to the terms hereof, Landlord shall diligently prosecute any such repairs required to restore the Premises and the Building to substantially the same condition as prior to the casualty or peril, in which event this Lease shall continue in full force and effect and the Rent shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises during such period of repair.  If Landlord commences any repair under this paragraph but has not restored the Premises to a tenantable condition by the date which is ninety (90) days after the casualty or peril, Tenant may terminate this Lease upon ten (10) days written notice to Landlord.  Landlord and Tenant hereby waive any right that each may have against the other on account of any loss or damage arising in any manner which is covered by policies of insurance (or which policies are required to be maintained) for fire and extended coverage, public liability, workers’ compensation and other insurance existing during the Term of this Lease.  Landlord and Tenant agree that neither party’s insurers shall hold any right of subrogation against the other party, and Landlord and Tenant agree to have their respective insurers include such waiver in any policy of insurance that applies to the Building, the Premises or the Storage Space, the contents therein or the use and occupancy thereof.

18.           Condemnation. If all or any material part of the Premises is taken by the exercise of the power of eminent domain or a voluntary transfer in lieu thereof (a "Condemnation"), then either Party shall have the right to terminate this Lease by delivery of written notice to the other within thirty (30) days of such Condemnation. The proceeds of any condemnation award shall be the property of Landlord. Tenant shall be entitled to maintain its own, separate proceeding for the value of alterations installed in the Premises at Tenant's expense, Tenant's Property, Tenant's relocation costs, the interruption of or damage to Tenant’s business, and lost goodwill.  If this Lease is not terminated, the Base Rent shall be proportionately adjusted to reflect the reduction in the use and size of the Premises.  If any portion of the Storage Space is taken by Condemnation, Landlord shall provide Tenant with alternative Storage Space within fifteen (15) days after the occurrence of such taking.  If alternative Storage Space is unavailable, Landlord shall notify Tenant in writing within such fifteen (15) day period and Tenant shall have the right to terminate this Lease with respect to the Storage Space and deduct the Storage Space Fee from Rent pursuant to Section 4.1 above.

19.           Assignment and Subletting. Tenant may not assign this Lease or any portion of it, voluntarily or by operation of law, nor may Tenant sublet the Premises or Storage Space or permit any use of the Premises or Storage Space by another party (collectively, "Transfer"), without the written consent of Landlord, which consent may be withheld in Landlord's reasonable discretion.  Notwithstanding the foregoing, Tenant shall have the right without consent of Landlord but with prior written notice to Landlord to assign this Lease or to sublet all or a portion of the Premises or Storage Space to a person or entity which is an Affiliate of Tenant or which results (whether through operation of law or otherwise) from a merger or consolidation with Tenant, or to any person or entity which acquires all of the assets of Tenant as a going concern in the business that is being conducted on the Premises (a "Permitted Transfer"), provided such entity, in the case of an assignment, (i) assumes all the obligations of Tenant under the Lease; (ii) is not a competitor of Landlord, as reasonably determined by Landlord; and, (iii) does not propose to change the use of the Premises or Storage Space contemplated herein.  For purposes hereof, "Affiliate" shall mean any person, entity, firm or corporation which shall be controlled by, under the control of, or under common control with Tenant, and "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, entity, firm or corporation, whether through the ownership of voting securities, by contract or otherwise.

20.           Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur: (a) Tenant fails to pay any Rent or the Storage Space Fee when due, when such failure continues for three (3) business day after written notice from Landlord to Tenant of a delinquency; (b) Tenant fails to perform any term, covenant or condition of this Lease (except those requiring payment of Rent and the Storage Space Fee) and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty (30) days are reasonably required to remedy the failure, then Tenant shall not be in default if Tenant commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure; (c) Tenant makes a general assignment of its assets for the benefit of its creditors, including attachment of, execution on, or the appointment of a custodian or receiver with respect to a substantial part of Tenant's property or any property essential to the conduct of its business; (d) a petition is filed by or against Tenant under the bankruptcy laws of the United States or any other debtors' relief law or statute, unless such petition is dismissed within sixty (60) days after filing; or (e) the Premises are completely abandoned or vacated for a continuous period exceeding thirty (30) days, and such abandonment or vacation continues for three (3) business day after written notice from Landlord to Tenant.

Landlord shall be in default if Landlord fails to perform any term, covenant or condition of this Lease and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty (30) days are reasonably required to remedy the failure, then Landlord shall not be in default if Landlord commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure.  In the event that Landlord fails to complete such performance (or to commence performance, as applicable) or fails to diligently prosecute the same to completion within such thirty (30) day period, Tenant may, at any time thereafter, cure the default and any amounts paid by Tenant in connection therewith shall be due from Landlord to Tenant within five (5) days after receipt of written demand therefor.

21.           Remedies. In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

21.1           Landlord may, at Landlord's election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof as provided herein, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease.  Landlord shall have the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after tenant's breach and abandonment and recover rent as is becomes due, if tenant has the right to sublet or assign, subject only to reasonable limitations).

21.2           Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any such termination shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent (and Storage Space Fee, if applicable) previously accrued or then accruing. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as permitted under applicable law, including, without limitation: (i) the worth at the time of award of the amount by which the unpaid Rent (and Storage Space Fee, if applicable) for the balance of the term after the time of award exceeds the amount of such rental loss that could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and (ii) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result from Tenant’s such failure; provided however, that in no event shall Landlord be entitled to damages from Tenant in an amount exceeding the remaining amount of unpaid Rent (and Storage Space Fee, if applicable) for the balance of the term and other sums that would be due hereunder at the termination hereof (i.e., removal, restoration, etc.).

22.           Right to Cure Defaults. If Tenant fails to pay any sum of money to Landlord, or fails to perform any other action to be performed hereunder, then Landlord may, but shall not be obligated to, after passage of any applicable notice and cure periods and delivery of written notice to Tenant (except in the case of an emergency, in which case no cure period or notice is required), make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed Additional Rent payable by Tenant to Landlord upon demand.

23.           Surrender; Holdover. Prior to expiration of this Lease, Tenant shall remove all of its personal property and shall surrender the Premises and the Storage Space (upon the expiration of the Storage Space Rental Term) to Landlord broom clean, in the same condition as exists on the Commencement Date (subject to Tenant's removal of Tenant's Property as provided in Section 25 below), reasonable wear and tear, the Tenant Improvement Work, alterations made after the Commencement Date that Landlord agrees in writing may be surrendered, casualty and condemnation, excepted. If the Premises are not so surrendered, then Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises and the Storage Space to the required condition. In the event that Tenant does not surrender the Premises and the Storage Space upon the expiration or earlier termination of this Lease (or the Storage Space Rental Term, as applicable) as required above, Tenant shall indemnify, defend, protect and hold harmless Landlord from and against all loss, cost, claim, damage and liability resulting from Tenant's delay in surrendering the Premises and/or the Storage Space and pay Landlord holdover rent in an amount equal to one hundred fifty percent (150%) of the Base Rent and the Storage Space Fee (if applicable) payable under this Lease during the last month of the Term. In no event shall Tenant be required to remove any alterations or improvements existing in the Premises on the Commencement Date, or the Tenant Improvement Work.

24.           Landlord's Right to Enter. Provided Landlord complies with all of Tenant's reasonable security measures, Landlord or its agents may, upon at least twenty-four (24) hours notice (except in the case of emergency), enter the Premises and the Storage Space at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Landlord to Tenant, safety or health activities, making necessary alterations or repairs or for any other purpose permitted under this Lease, provided that the business of Tenant shall not be unreasonably interfered with and the confidentiality of all Tenant materials and information in the Premises and the Storage Space shall be strictly observed by Landlord.

25.           Tenant's Property. Landlord acknowledges that all of the trade fixtures, furniture, cubicles, equipment and other personal property brought onto and installed in the Premises and the Storage Space by Tenant ("Tenant's Property") shall at all times be and remain Tenant's property. At any time Tenant may remove Tenant's Property from the Premises and the Storage Space, provided that Tenant repairs all damage caused by such removal. Without limiting any other provision of this Lease, Landlord agrees to cooperate with Tenant to accommodate Tenant's removal of Tenant's Property and to permit Tenant access to such areas of the Building as may be necessary or convenient to permit Tenant to remove Tenant's Property.  Although installation of new lab equipment and other Tenant property will be the responsibility of the Tenant, such installation must be coordinated with Landlord prior to installation to ensure that potential damage or disruptions to others from installation is mitigated.  By way of example, prior coordination is required before any heavy equipment is rolled down a hallway or where an installation may damage walls.

26.           Notices. Any notice given under this Lease shall be in writing and shall be hand delivered, sent by overnight delivery, or mailed (by registered mail, return receipt requested, postage prepaid), addressed as set forth below. Any notice shall be deemed to have been given when hand delivered, one (1) day after delivery when sent by overnight delivery, and three (3) days after delivery when sent by registered mail.  Notices should be addressed as follows, or to such other address as designated by either Party by proper notice hereunder:

If to Landlord:
SVTC Technologies, LLC
3833 N. First Street
San Jose, CA 95134
Attn:  Legal Department

If to Tenant:
PDF Solutions, Inc.
333 W. San Carlos St., Ste. 700
San Jose, CA 95110
Attn:  Legal Department

27.           Non-solicitation.  During the Term of this Lease, (i) neither Party shall, directly or indirectly, without the prior written consent of the other Party, solicit or take any other action that is intended to induce any employee of the other Party to terminate his or her employment with the other Party; and, (ii) Tenant shall not, directly or indirectly, without the prior written consent of the applicable customer of Landlord, solicit or take any other action that is intended to induce any employee of a customer of Landlord working on Landlord’s premises to terminate his or her employment.

28.           Security.

28.1            Tenant acknowledges that the security of SVTC’s facilities generally and of SVTC’s computer systems and networks in particular are of paramount importance to SVTC and to all of SVTC’s customers. Unless authorized by SVTC, Tenant is not authorized to enter any zone of SVTC’s facilities other than the Premises, the Storage Space, Shared Areas and the Building’s parking lot unless they are accompanied by an authorized employee of SVTC.  For security purposes, SVTC will require all Tenant personnel to wear a security badge at all times on SVTC property and to conform with all rules and regulations pursuant to Section 7.3 above.

28.2           Tenant’s personnel shall not access any SVTC computer or networking equipment except as agreed upon by SVTC on a case-by-case basis. If provided access, each one of the Tenant’s personnel shall be assigned his or her own individual password by SVTC in order to obtain any such access, and such individual may not share that password with any other Tenant personnel or with others.

28.3            SVTC shall keep and maintain logs of access to its network and systems by Tenant personnel, and in the event SVTC discovers that any Tenant personnel have intentionally gained unauthorized access to any portion of SVTC’s systems or network or has removed, used or disclosed any confidential information of SVTC or of any other parties, or if any Tenant personnel have otherwise failed to comply with SVTC’s rules and regulations, after reasonable notice delivered to Tenant, such persons may have their access badge and passwords canceled and may be physically barred from SVTC premises.

29.           Estoppel Certificates.  From time to time upon not less than twenty (20) days prior written notice from either party (the “Requesting Party”), the other party (the “Certifying Party”) will execute, acknowledge and deliver to the Requesting Party and, at the Requesting Party’s request, to any prospective purchasers, subtenant, ground or underlying Landlord or mortgagee of any part of or interest in the Building, a certificate of the Certifying Party stating (to the extent requested by the Requesting Party):  (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (b) whether or not there are then existing any defenses against the enforcement of any of the obligations of the Certifying Party under this Lease (and, if so, specifying same), (c) whether or not there are then existing any defaults by the Requesting Party in the performance of its obligations under this Lease (and, if so, specifying same), (d) the dates, if any, to which the Base Rent (and Storage Space Fee, if applicable) under this Lease have been paid, and (e) any other information that may reasonably be required by any of such persons.  It is intended that any such certificate of the Certifying Party delivered pursuant to this Section 29 may be relied upon by the Requesting Party and any prospective purchaser, subtenant, ground or underlying landlord or mortgagee of any part of the Building.  The Certifying Party’s failure to execute and deliver such certificate to the Requesting Party within twenty (20) days of the Requesting Party’ written notice shall constitute a certification by the Certifying Party (i) that there are no existing defenses against the enforcement of the obligations of the Certifying Party under the Lease, and (i) that there are no existing defaults by the Requesting Party in the performance of its obligations under the Lease.

30.           Brokers.  Landlord and Tenant each warrant to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party (the “Indemnifying Party”) agrees to indemnify the other party (the “Indemnified Party”) and hold the Indemnified Party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expense (including reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the Indemnifying Party’s dealings with any real estate broker or agent.

31.           Authority.  If either Landlord or Tenant signs as a corporation or a partnership, each person executing this Lease on behalf of such entity does hereby covenant and warrant that (i) Landlord or Tenant (as applicable) is a duly authorized and existing entity, (ii) Landlord or Tenant (as applicable) has and is qualified to do business in California, (iii) Landlord or Tenant (as applicable) has full right and authority to enter into this Lease, (iv) each person signing on behalf of Landlord or Tenant (as applicable) is authorized to do so and (v) this Lease is a valid and binding obligation of and enforceable against Landlord or Tenant (as applicable).  Upon either party’s request, the other party shall provide the requesting party with evidence reasonably satisfactory to the requesting party confirming the foregoing covenants and warranties.

32.           Miscellaneous. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of California. If any term of this Lease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Lease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Lease may not be amended except by the written agreement of all Parties hereto. Any executed copy of this Lease or copy transmitted by fax or e-mail shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment and subletting, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a Party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other Party unless specific provision is made therefor. If either Party brings any action or legal proceeding with respect to this Lease, the prevailing Party shall be entitled to recover reasonable attorneys' and experts' fees and court costs.  Any such court costs and counsel fees incurred by the prevailing party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in any judgment or award, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment or award.  Whenever one Party's consent or approval is required to be given as a condition to the other Party's right to take any action pursuant to this Lease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This Lease may be executed in counterparts.  Tenant may peacefully and quietly enjoy the Premises and the Storage Space during the Term as against all persons or entities lawfully claiming by or through Landlord.  Time is of the essence of all provisions of this Lease in which a definite time for performance is specified.  The waiver by a Party of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained.

33.           Force Majeure.  Neither Party shall be liable to the other for any failure or delay in performance of any of the obligations under this Lease (other than obligations to make payments), arising out of any event or circumstances beyond the reasonable control of such Party; provided, however, in no event shall the Tenant’s right to terminate this Lease pursuant to Section 17 above be affected or modified by any such force majeure delays.  If a force majeure event occurs that will adversely affect the performance of this Lease, the Party experiencing the event shall promptly notify the other Party.

34.           No Joint Venture or Partnership.  Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord, Tenant, or any other party, or cause Tenant to be responsible for the debts or obligations of Landlord or any other party.

35.           Entire Agreement. This Lease, together with any attachments, all of which are hereby incorporated into this Lease by reference, supersedes any arrangements, understandings, promises or agreements made or existing between the Parties hereto prior to or simultaneously with this Lease and constitutes the entire understanding between the Parties hereto concerning the subject matter. It is acknowledged that the terms of this Lease have been negotiated between the Parties.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Lease as of the day first above written.

TENANT:

PDF SOLUTIONS, INC., a Delaware corporation

By:  /s/  Keith Jones
Name: Keith Jones
Its: CFO and VP, Finance
Date: September 8, 2009

LANDLORD:

SVTC TECHNOLOGIES, LLC, a Delaware limited liability company

By:  /s/ Brian Stein
Name: Brian A. Stein
Its: CFO
Date: September 3, 2009

EXHIBIT A

SITE PLAN

EXHIBIT B

BASE UTILITIES

•	Average Electrical load = 62KVA

o	37 KVA (Lab hardware)

o	3 KVA (IT servers)

▪	Note: Total KVA = 62KVA but feed will be separate

o	details on 220V and 110V outlets to be set forth in Final Plans (defined in Work Letter)

o	Maximum downtime: 0.01%

•	HVAC = sufficient Tons of AC to keep temperature in Premises A at 70-73F given above electrical load + average of 3 occupants

o	driers in HVAC to maintain <= max humidity 45% in Premises A

o	Maximum downtime: 1%

•	“Basic IT”

o	Telephone = 9 extensions (6 in office area, 1 in workshop, 2 in lab)

▪	Includes voicemail and DID numbers for all extensions

o
Internet = 3Mb/s synchronous throughput for connection to PDF SJC office with max 20ms packet latency. (Note: the forgoing capacity is shared among SVTC customers and is not dedicated exclusively to Tenant.  If Tenant later desires greater capacity, Tenant may request that SVTC increase the capacity with installation charges, if any, and increased monthly charges to be borne entirely by Tenant.)

▪	Require at least three (3) IP addresses for inbound network connections

▪	for main incoming connection, expect one primary and one redundant line

o	Maximum downtime: 0.01%

•	Clean Dry Air = 460 Liters/min at 0.9 MPa

o	Maximum downtime: 0.01%

•	Vacuum = 140 Liters/min at -0.08 MPa

o	Maximum downtime: 0.01%

•	Nitrogen = 5 SCFM at 10 PSI

o	Maximum downtime: 0.01%

EXHIBIT C

WORK LETTER

This Work Letter (“Work Letter”) is attached to and made a part of the SVTC - PDF Solutions Lease (the “Lease”) by and between SVTC Technologies, LLC, a Delaware limited liability company ("Landlord" or “SVTC”), and PDF Solutions, Inc., a Delaware corporation (“Tenant”) for space in the Building commonly known as 3901 North First Street, San Jose, California.

1.	General.

1.1          The purpose of this Work Letter is to set forth how certain Tenant Improvement Work (defined in Paragraph 2.1 below) in the Premises are to be constructed, who will undertake the construction of the Tenant Improvement Work, and who will pay for the construction of the Tenant Improvement Work.

1.2          Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning ascribed to them in the Lease.  The provisions of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

2.	Cost of Tenant Improvement Work.

“Tenant Improvement Work” shall include those improvements which are depicted on the Final Plans (defined below), as the same may be amended or revised.  “Tenant Improvement Work” shall specifically exclude any costs associated with causing the Premises to be delivered in the condition required pursuant to Section 15 of the Lease.  Tenant shall pay the entire cost of the Tenant Improvement Work as the work progresses and is billed by the contractors, with Landlord paying such bills after reimbursement by Tenant, according to the following procedure:  (1) when Landlord receives an invoice, Landlord shall within three business days send a copy of that invoice to Tenant along with Landlord’s invoice for the same amount to Tenant, (2) when Landlord receives Tenant’s payment, it will then pay the contractor’s invoice, (3) Tenant’s payment to Landlord shall be due on or before the due date in the contractor’s invoice, (4) and, if any late charges, interest or penalties are applied by the contractor to Landlord for late payment and if the lateness is due to Tenant’s not paying Landlord in time for Landlord to pay the contractor in a timely manner then Tenant shall be liable for same.

3.	Construction Drawings and Changes

3.1          The basic layout drawings for the Tenant Improvement Work (“Tenant’s Plans”) as agreed by the Parties, is as set forth in Exhibit A.

3.2          Landlord shall cause its architect to produce the construction and mechanical (sprinkler, air conditioning, heating, electric and plumbing) drawings for the Tenant Improvement Work (together, the “Drawings”).  Landlord shall submit the Drawings to Tenant for Tenant’s approval no later than five (5) business days after Landlord’s receipt of Tenant’s Plans, together with an itemized budget (the “Budget”) for the cost of the Tenant Improvement Work.  Tenant shall approve or disapprove the Drawings and Budget within five (5) business days of their receipt.

3.3          If the Drawings and/or Budget are disapproved, Tenant shall have two (2) business days to submit a copy of the revised Tenant’s Plans to Landlord and Landlord shall then have five (5) business days to submit revised Drawings and a revised Budget.  Landlord shall not unreasonably refuse to satisfy any reasonable objections of Tenant to the Drawings and Budget.  The review and revision of the Drawings and Budget and/or statement shall continue until approved by Tenant (such final Drawings approved by Tenant shall be referred to herein as the “Final Plans”).  Notwithstanding anything to the contrary or termination of this Lease prior to any Commencement Date, in any event, Tenant shall be liable for the costs and fees for the Drawings.

3.4          Upon completion of the Final Plans, Landlord shall submit the Final Plans to all government authorities having approval rights over the Tenant Improvement Work and shall apply for all governmental approvals and building permits.  Upon receipt of such approval(s) and permit(s), and subject to the provisions of this Work Letter, Landlord shall thereafter commence and proceed to complete construction of the Tenant Improvement Work.

4.	Change Orders.

In the event Tenant desires to change the Final Plans, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Final Plans.  Landlord shall, promptly following receipt of a Drawing Change Notice either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in sufficient detail the reasons for Landlord’s disapproval.  Landlord shall not unreasonably withhold its approval of any Drawing Change Notice.

5.	Construction of the Tenant Improvement Work

5.1          Construction of Tenant Improvement Work.  Landlord shall, through a contractor(s) designated by Landlord and reasonably approved by Tenant in writing, use commercially reasonable efforts to Substantially Complete the Tenant Improvement Work within eight weeks of the completion of the Final Plans and in conformance with all applicable laws.

5.2          Punch List.  As soon as possible following Substantial Completion of the Tenant Improvement Work, Landlord and Tenant shall inspect and jointly prepare a “punch list” of agreed items of construction remaining to be completed.  Landlord shall complete the items set forth in the punch list as soon as reasonably possible but no later than thirty (30) days after the Commencement Date.

5.3          Coordination Fee and CAD Fee.  Upon the Substantial Completion of the Tenant Improvement Work, and provided that the Lease has not been terminated pursuant to Section 2.2 of the Lease, Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to Ten Thousand Dollars ($10,000), which Coordination Fee shall be for services by Landlord relating to the coordination and construction of the Tenant Improvements.  Tenant shall pay the Coordination Fee in two equal installments of Five Thousand Dollars ($5,000) each, one on the Commencement Date and one on the date that is sixty (60) days thereafter. Tenant shall also pay Landlord, notwithstanding Tenant’s early termination a flat non-refundable fee of Two Hundred and Fifty Dollars ($250) in connection with any CAD drawings prepared by Landlord in connection with the Tenant Improvement Work.

5.4          Meetings.  Following written request by either Party, the other Party shall participate in periodic meetings at reasonable times regarding the progress of the preparation of the Final Plans and the construction of the Tenant Improvement Work, which meetings shall be held at a location reasonably agreed to by Landlord and Tenant.

6.	Miscellaneous

6.1          Tenant’s Representative.  Tenant has designated Dennis Ciplikas as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, except with respect to approval of Final Plans, Budget, and Tenant Changes, in which case only the signatory to the Lease may approve on behalf of Tenant.

6.2          Landlord’s Representative.  Landlord has designated Kevin Kassekert as its representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3          Landlord hereby acknowledges and agrees that at Landlord’s request, Landlord is acting as the project manager in connection with the construction of the Tenant Improvement Work and that Tenant shall approve but shall have no direct contractual relationship with any third-parties hired by Landlord in connection with the construction or design of the Tenant Improvement Work.  Landlord shall to the fullest extent permitted by law, indemnify, defend with counsel acceptable to Tenant, and hold Tenant and Tenant’s employees, agents, partners, officers, directors and shareholders harmless from and against any and all claims, damages, losses, liabilities, penalties, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) and any suit, action or proceeding brought pursuant thereto (collectively, “Claims”), including, without limitation, Claims for property damage, or personal injury including death, arising out of the construction of the Tenant Improvement Work, except to the extent directly caused by Tenant’s negligence or misconduct.